Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 13, 2016
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

PHILADELPHIA, PENNSYLVANIA, January 13, 2016 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), announced that it has adopted a stock repurchase program for up to 10% of its outstanding common stock, or 8,291,859 shares. This is Beneficial’s first stock repurchase program since completing its mutual-to-stock conversion and related stock offering in January 2015.

Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions.  Repurchases will be made from time to time depending on market conditions and other factors.  There is no guarantee as to the exact number of shares to be repurchased by Beneficial.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 55 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.